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EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
KBW, Inc.:

        We consent to the incorporation by reference in the registration statements No. 333-153355 on Form S-3 and No. 333-159916 and No. 333-151864 on Form S-8 of KBW, Inc. of our reports dated February 25, 2011, with respect to the consolidated statements of financial condition of KBW, Inc. as of December 31, 2010 and 2009, and the related consolidated statements of operations, stockholders' equity and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2010, and the effectiveness of Internal Control over Financial Reporting as of December 31, 2010, which reports appear in the December 31, 2010 annual report on Form 10-K of KBW, Inc.

/s/ KPMG LLP

New York, New York
February 25, 2011

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  EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm